EXHIBIT 5





                            April 24, 1996





Columbus Energy Corp.
1660 Lincoln Street, Suite 2400
Denver, Colorado  80264

          Re:  Validity of Common Stock

Ladies and Gentlemen:

          We have acted as special counsel to Columbus Energy Corp., a Colorado corporation (the "Company"), in connection with its Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on April 24, 1996 relating to approximately 368,072 shares of the Company's Common Stock, $.20 par value per share ("Common Stock") owned by certain selling shareholders named in the Registration Statement (the "Selling Shareholders") or to be acquired by the Selling Shareholders upon exercise of outstanding options (the "Options") or pursuant to the Company's 1993 Employee Stock Purchase Plan (the "Plan").

          We have examined the Company's Amended and Restated Articles of Incorporation, as amended, and Bylaws, and minutes of the proceedings of the Board of Directors of the Company authorizing the grant of the Options, the approval of the Plan and the shares to be issued pursuant to the Plan and the issuance of the Common Stock, including Common Stock issuable upon exercise of the Options. We have also examined such other documents and records, and we have made such inquiries of officers and representatives of the Company as we have deemed necessary to render the opinions set forth herein.

          Based upon the foregoing examination, we advise you that in our opinion:

          (1) The shares of Common Stock owned by the Selling Shareholders as of the date hereof and being offered pursuant to the Registration Statement have been duly authorized and are validly issued, and, to our knowledge, fully paid and nonassessable; and

          (2) The shares of Common Stock issuable upon exercise of the Options have been duly authorized and reserved for issuance upon such exercise and, if and when issued upon such exercise in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.
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Columbus Energy Corp.
April 24, 1996
Page 2



          (3) The shares of Common Stock issuable pursuant to the Plan have been duly authorized and reserved for issuance pursuant to purchases made under the Plan and, if and when issued upon such purchase in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                              Yours truly,

                              Sherman & Howard L.L.C.
                              ------------------------------

                              SHERMAN & HOWARD L.L.C.